Rand Capital Announces Net Asset Value of $4.35, One New Investment, Two Follow-On Investments and Election of Directors

BUFFALO, NY -- (Marketwired - April 30, 2014) - Rand Capital Corporation ("Rand") (NASDAQ: RAND)

  Net Asset Value is $4.35 per share, ($.03) or < 1% decrease from prior quarter
  Notable investments during the quarter included $270,000 in a new investment in CrowdBouncer, LLC and $198,388 in follow-on investments in two portfolio companies
  Total assets of $37 million
  Election of Directors

Rand Capital Corporation ("Rand") (NASDAQ: RAND) announced its March 31, 2014 net asset value of $27.9 million, or $4.35 per share, representing a $.03 per share decrease from December 31, 2013, and a $.48 per share increase from March 31, 2013.

Portfolio activity during the first quarter of 2014 included:

  CrowdBouncer, LLC. (Buffalo, NY) (www.crowdbouncer.com) -- Preferred equity investment of $270,000. CrowdBouncer is a Platform-as-a-Service (PasS) solution for JOBS Act compliance and back-end transaction processing for broker-dealers, equity crowdfunding portals and other financial institutions.
  GiveGab, Inc. (Ithaca, NY) (www.givegab.com) -- $153,388 follow-on investment in additional shares of Series A Preferred stock. GiveGab is a social network dedicated to helping volunteers and nonprofit organizations interact on a local level in their communities.
  Knoa Software, Inc. (New York, NY) (www.knoa.com) -- $45,000 follow-on debt investment. Knoa software monitors, measures and manages how end-users are utilizing enterprise software applications, improving software performance and its users' experiences.

Allen F. Grum, President of Rand Capital, stated, "Our portfolio continues to strengthen and I am pleased with the underlying business growth of our portfolio companies. I look forward to sharing the results when they are monetized."

Daniel P. Penberthy, Rand's Executive Vice President, stated, "Rand's investment portfolio represents many different industries and stages of business development. From companies like Gemcor II, LLC, (www.gemcor.com) that are shipping their aircraft riveting systems to aerospace manufacturers worldwide, to early stage investments such as CrowdBouncer and GiveGab that are establishing themselves as leaders in new and developing markets. All of these companies are led by visionary CEOs who 'look at things differently' and we believe will lead their respective businesses to great things."

Election of Directors

At Rand's 2014 Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL
Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

Investor Contact:
Allen F. Grum
President
716-853-0802
pgrum@randcapital.com